EXHIBIT 12.1
Kansas City Southern de México, S.A. de C.V.
Schedule of Ratio of Earnings to Fixed Charges
(in thousands of U.S. dollars, except ratio data)

	Successor				Predecessor
		Nine months		Three Months
	Year ended	ended		Ended
	December 31,	December 31		March 31,	Year ended December 31,
	2006	2005		2005	2004	2003	2002
Income (loss) before income taxes and minority interest	$80.4	$86.0		$(0.5)	$(4.1)	$(16.4)	$46.9
Equity Method	(5.9)	1.5		—	(0.1)	(0.3)	(1.3)
VAT/PUT Settlement	—	(141.0)		—	—	—	—
Interest expenses on indebtedness	92.9	70.4		25.6	102.7	103.8	93.7
Amortization of capitalized interest	3.5	1.8		1.6	7.0	6.4	6.1
Portion of rents representative of an appropriate interest factor	20.9	15.0		4.6	18.0	18.8	18.4

Income (loss) before income taxes and minority interest Adjusted	$191.8	$33.7		$31.3	$123.5	$112.3	$163.8

Fixed charges:
Interest expenses on indebtedness	92.9	70.4		25.6	102.7	103.8	93.7
Amortization of capitalized interest	3.5	1.8		1.6	7.0	6.4	6.1
Portion of rents representative of an appropriate interest factor (1)	20.9	15.0		4.6	18.0	18.8	18.4

Total fixed charges	$117.3	$87.2		$31.8	$127.7	$129.0	$118.2

Ratio of earnings to fixed charges	1.6	N/A	*	1.0	1.0	N/A *	1.4

	Six Months	Six Months
	Ended	Ended
	June 30,	June 30,
	2007	2006
	(Unaudited)
Income (loss) before income taxes and minority interest	$39.2	$28.5
Equity Method	(0.8)	(3.0)
Interest expenses on indebtedness	44.2	46.8
Amortization of capitalized interest	1.8	1.6
Portion of rents representative of an appropriate interest factor	10.7	10.2

Income (loss) before income taxes and minority interest Adjusted	$95.2	$84.1

Fixed charges:
Interest expenses on indebtedness	44.2	46.8
Amortization of capitalized interest	1.8	1.6
Portion of rents representative of an appropriate interest factor (1)	10.7	10.2

Total fixed charges	$56.7	$58.6

Ratio of earnings to fixed charges	1.7	1.4

*	For the nine months ended December 31, 2005 and the year ended December 31, 2003, our earnings were insufficient to cover fixed charges by $53.5 million and $16.7 million, respectively.

(1)	Rents represent one-third of rents expense.